Exhibit 99.1

Energy Services of America Reports Fourth Quarter and Full Year Fiscal 2024 Results

Records Annual 15.7% Revenue and 36% Gross Profit Increase

HUNTINGTON, W.Va., December 16, 2024 /PRNewswire/ -- Energy Services of America Corporation (the "Company" or "Energy Services") (Nasdaq: ESOA), today announced its results for its fourth quarter and fiscal year ended September 30, 2024.

Fourth Quarter Summary (1)

•	Revenue of $104.7 million versus $104.9 million

•	Gross profit of $17.6 million versus $16.0 million

•	Net income of $6.7 million, or $0.40 per diluted share, compared to $5.7 million, or $0.34 per diluted share.

•	Adjusted EBITDA of $11.1 million compared to $10.8 million

(1)	All comparisons are versus the comparable prior year period, unless otherwise stated.

Fiscal 2024 Summary (1)

•	Revenue of $351.9 million versus $304.1 million

•	Gross profit of $50.0 million, a 36% increase

•	Net income of $25.1 million, or $1.51 per diluted share, compared to $7.4 million, or $0.44 per diluted share. This year’s results include approximately $11.4 million (net of income taxes), or $0.69 per diluted share, from a legal judgement for work performed in previous years.

•	Adjusted EBITDA of $28.8 million compared to $20.8 million

•	Backlog of $243.2 million compared to $229.8 million as of September 30, 2023 (unaudited)

(1)	All comparisons are versus the comparable prior year period, unless otherwise stated.

"Our fourth quarter and full year results reflect the underlying profitability of our business as we continue to shift our focus towards projects with more favorable margin profiles," said Doug Reynolds, President of Energy Services. "We increased our backlog on a year-over-year basis and continue to effectively identify and manage our employee base to effectively manage these additional projects.”

“We are very optimistic about our business prospects for fiscal 2025. Funds from the Infrastructure and Jobs Act continue to be allocated at the state and local levels, providing a tailwind for many of the industries we serve, including the water and wastewater sectors, which is particularly beneficial to us with our recent purchase of Tribute Contracting last month. This optimism is also reflected in our announcement to double the amount of our annualized dividend payment. Overall, we will continue to be opportunistic with our acquisition strategy and believe we are well-positioned to deliver long-term value to our shareholders,” Mr. Reynolds concluded.

Fourth Quarter Fiscal 2024 Financial Results

Total revenues for the period were $104.7 million, compared to $104.9 million in the fourth quarter of fiscal 2023. Increased work within the Gas & Water Distribution and Electrical, Mechanical and General business lines was offset by lower revenue within the Gas & Petroleum Transmission business line.

Gross profit was $17.6 million, compared to $16.0 million in the prior-year quarter. Gross margin was 16.8% of revenues, compared to 15.3% of revenues in the fourth quarter of fiscal 2023. The increase is related to sales mix and timing of projects across the business.

Selling and administrative expenses were $8.8 million, compared to $7.3 million in the prior-year quarter. The increase is primarily related to additional personnel hired to secure and manage work for expected growth.

Net income was $6.7 million, or $0.40 per diluted share, compared to net income of $5.7 million or $0.34 per diluted share in the fourth quarter of fiscal 2023.

Fiscal 2024 Financial Results

Total revenues for the year were $351.9 million, compared to $304.1 million in fiscal 2023. Increased work within the Gas & Water Distribution and Electrical, Mechanical and General business lines was mostly offset by lower revenue within the Gas & Petroleum Transmission business line.

Gross profit in fiscal 2024 was $50.0 million, compared to $36.8 million in the prior year. Gross margin was 14.2% of revenues, compared to 12.1% of revenues in fiscal 2023. The increase is related to sales mix and timing of projects across the business.

Selling and administrative expenses in fiscal 2024 were $30.1 million, compared to $23.8 million in the prior year.

Net income was $25.1 million, or $1.51 per diluted share, compared to net income of $7.4 million or $0.44 per diluted share in fiscal 2023. This year’s results include approximately $11.4 million, or $0.69 per diluted share, related to proceeds from a legal judgement.

Backlog as of September 30, 2024 was $243.2 million, compared to $250.9 million as of June 30, 2024 and $229.8 million as of September 30, 2023.

Below is a comparison of the Company's operating results for the three months and full year ended September 30, 2024 and 2023 (unaudited):

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenue	$104,662,259	$104,858,572	$351,876,861	$304,104,492
Cost of revenues	87,094,282	88,811,147	301,922,545	267,291,157
Gross profit	17,567,977	16,047,425	49,954,316	36,813,335
Selling and administrative expenses	8,783,208	7,289,396	30,119,070	23,776,898
Income from operations	8,784,769	8,758,029	19,835,246	13,036,437
Other income (expense)
Interest income	-	-	-	196
Other nonoperating income (expense)	12,374	(124,077)	(21,561)	(287,602)
Income from lawsuit judgement	-	-	15,634,499
Interest expense	(417,049)	(692,977)	(2,188,609)	(2,406,839)
(Loss) gain on sale of equipment	(31,064)	(12,595)	261,102	34,478
	(435,739)	(829,649)	13,685,431	(2,659,767)
Income before income taxes	8,349,030	7,928,380	33,520,677	10,376,670
Income tax expense	1,691,014	2,207,280	8,415,667	2,975,250
Net income	$6,658,016	$5,721,100	$25,105,010	$7,401,420
Weighted average shares outstanding-basic	16,570,685	16,647,037	16,570,289	16,646,086
Weighted average shares-diluted	16,607,045	16,670,451	16,608,038	16,670,963
Earnings per share	$0.40	$0.34	$1.52	$0.44
Earnings per share-diluted	$0.40	$0.34	$1.51	$0.44

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

	Three Months Ended	Year Ended	Three Months Ended	Year Ended
	September 30, 2024	September 30, 2024	September 30, 2023	September 30, 2023
Net income	$6,658,016	$25,105,010	$5,721,100	$7,401,420
Add: Income tax expense	1,691,014	8,415,667	2,207,280	2,975,250
Add: Interest expense, net of interest income	417,049	2,188,609	692,977	2,406,643
(Less) add: Non-operating (income) expense	(12,374)	21,561	124,077	287,602
Less: Income from lawsuit judgement	-	(15,634,499)	-	-
Add (less): Loss (gain) on sale of equipment	31,064	(261,102)	12,595	(34,478)
Add: Depreciation and intangible asset amortization expense	2,315,373	8,978,023	2,049,798	7,807,185
Adjusted EBITDA	$11,100,142	$28,813,269	$10,807,827	$20,843,622

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. We include these measurements to enhance the understanding of our operating performance. We believe that Adjusted EBITDA as presented herein, considered along with net income (loss), is a relevant indicator of trends relating to the cash generating activity of our operations. We believe that excluding the costs herein provides a consistent comparison of the cash generating activity of our operations. We believe that Adjusted EBITDA is useful to investors as they facilitate a comparison of our operating performance to other companies who also use Adjusted EBITDA as supplemental operating measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,300+ employees on a regular basis. The Company's core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710